SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SONDE RESOURCES CORP.
(Registrant)
Date:	August 6, 2014	By:	/s/ Cheryl Clark
			Name: Title:	Cheryl Clark Assistant Corporate Secretary